EXHIBIT 99.1

FOR IMMEDIATE RELEASE

September 25, 2017

CenterState Bank Corporation

Announces Promotion of Mark W. Thompson to President of CenterState Bank, NA.

WINTER HAVEN, FL. – September 25, 2017 - CenterState Bank Corporation (NASDAQ: CSFL) (“CenterState” or the “Company”) announced today that its board of directors has named Mark W. Thompson as President of its subsidiary bank, CenterState Bank, N.A.  John C. Corbett, will remain as Chief Executive Officer of the Bank and President and Chief Executive Officer of the Company.

Mr. Thompson has been with CenterState Bank in a variety of roles since 2005, most recently as Regional President overseeing the South Florida market.  His other positions included Area Executive for Polk County, Florida, Chief Credit Officer and Head of Special Assets.  Prior to joining CenterState, Mr. Thompson held positions in several other financial institutions over his nearly 33 years in the banking industry.  He also has served on various community boards, including the American Heart Association, various Rotary boards, and Keiser College advisory board.

“Mark is a CenterState veteran and is uniquely qualified to lead the organic growth of our bank over the next decade,” said Mr. Corbett. “With every assignment, Mark's enthusiasm, his commitment to our core values and his genuine care for our team has translated into exceptional results."

“I am honored to be assuming this leadership role with the bank,” said Mr. Thompson. “Having participated in the stellar growth the Company has enjoyed over the past several years, I look forward to continuing to provide the superior results that are expected by our shareholders, employees and customers. My focus will be to optimize the organic growth of our Bank while maintaining the culture which has really helped to differentiate CenterState.”

Mr. Thompson and his wife will relocate back to the Central Florida area, where his adult son already lives.

CenterState, headquartered in Winter Haven, Florida between Orlando and Tampa, is the holding company for CenterState Bank, N.A., which provides traditional deposit and lending products and services to its commercial and retail customers through 78 branch banking offices located in 28 counties throughout Florida. The Company also provides correspondent banking and capital market services to approximately 600 community banks nationwide.